                      MITCHELL ENERGY & DEVELOPMENT CORP.

                                [MITCHELL LOGO]

                     2001 TIMBERLOCH PLACE -- P.O. BOX 4000
                        THE WOODLANDS, TEXAS 77387-4000

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                          TO BE HELD ON JUNE 28, 2000

TO THE STOCKHOLDERS:

     Notice is hereby given that the Annual Meeting of Stockholders of MITCHELL ENERGY & DEVELOPMENT CORP. (the "Company") will be held at the MND Learning Center, 2002 Timberloch Place, The Woodlands, Texas 77380, on Wednesday, June 28, 2000, at 10:00 A.M. Central Daylight Time, for the following purposes:

          1. To elect a Board of nine (9) directors;

          2. To consider and act upon a proposal to amend Article Four of the Company's Restated Articles of Incorporation, as amended, (i) combining the Company's two classes of common stock into a single class of voting common stock by reclassifying each issued share of the Company's Class B Common Stock, $0.10 par value, into one share of Class A Common Stock, $0.10 par value, (ii) increasing the number of authorized shares of Class A Common Stock from 100,000,000 to 200,000,000, and (iii) establishing the preferences, limitations and relative rights of the Class A Common Stock;

          3. To consider and act upon a proposal to appoint Arthur Andersen LLP as the Company's independent public accountants for the fiscal year ending January 31, 2001; and

          4. To transact such other business as may properly come before the meeting.

     Holders of both Class A Common Stock and Class B Common Stock are entitled to notice of the Annual Meeting; however, only holders of Class A Common Stock of record at the close of business on May 9, 2000, are entitled to vote on the election of directors and on all of the proposals described in this statement at the Annual Meeting or any adjournment or adjournments thereof. Holders of Class B Common Stock of record at the close of business on May 9, 2000, are entitled to vote on the proposed charter amendment at the Annual Meeting or any adjournment of adjournments thereof.

     Information concerning the matters to be acted upon at the Annual Meeting is set forth in the accompanying Proxy Statement.

     PLEASE COMPLETE, DATE, SIGN AND RETURN THE ENCLOSED PROXY IN THE ACCOMPANYING ENVELOPE, WHICH REQUIRES NO POSTAGE IF MAILED IN THE UNITED STATES, WHETHER OR NOT YOU INTEND TO BE PRESENT AT THE MEETING. THE PROXY IS REVOCABLE AT ANY TIME PRIOR TO THE VOTING OF SUCH PROXY.

     A copy of the Annual Report to Stockholders for the fiscal year ended January 31, 2000, has preceded this Notice and Proxy Statement.

                                            By Order of the Board of Directors,

                                            /s/Thomas P. Battle
                                            Secretary

May 25, 2000

                      MITCHELL ENERGY & DEVELOPMENT CORP.
                    2001 TIMBERLOCH PLACE -- P. O. BOX 4000
                        THE WOODLANDS, TEXAS 77387-4000

                                PROXY STATEMENT

                    SOLICITATION AND REVOCABILITY OF PROXIES

     Proxies are being solicited by the Board of Directors of the Company for use at the Annual Meeting of Stockholders to be held on June 28, 2000, and at any adjournment or adjournments thereof. In addition to mailing proxy materials, such solicitations may be in person or by telephone by directors, officers or employees of the Company, who will receive no additional compensation therefor. Upon request, the Company will reimburse banks, nominees, and agents of the stockholders for reasonable costs incurred by them in sending proxy materials to beneficial owners of the Company's Class A Common Stock and its Class B Common Stock (collectively, "Common Stock"). The company has engaged ChaseMellon Shareholder Services, L.L.C. to assist in the solicitation of proxies for the Annual Meeting for a fee of $7,500.00, plus reasonable expenses. The entire cost of soliciting proxies in the accompanying form will be borne by the Company.

     This Proxy Statement and the proxy cards are first being mailed to stockholders on or about May 25, 2000.

     A PROXY MAY BE REVOKED AT ANY TIME PRIOR TO THE VOTING OF SUCH PROXY BY THE SUBSEQUENT EXECUTION AND SUBMISSION OF A REVISED PROXY, BY WRITTEN NOTICE OF REVOCATION TO THE SECRETARY OF THE COMPANY, OR BY VOTING IN PERSON AT THE MEETING.

                               VOTING OF PROXIES

     It is the policy of this Company to provide stockholders complete privacy in voting. Proxy cards are returned in envelopes to our independent tabulating agent, who receives, inspects, and tabulates the proxies. Voted proxies are not seen by nor reported to the Company, except in aggregate number and in limited circumstances.

     The proxy card accompanying the Proxy Statement mailed to each stockholder of record of the Company's Class A Common Stock at the close of business on May 9, 2000, is designed to permit such stockholder to vote in the election of directors and on the other proposals described in this statement. It provides space for a stockholder to withhold voting for any or all nominees for the Board of Directors, or to abstain from voting for any proposal if so desired. The proxy card accompanying the Proxy Statement mailed to each stockholder of record of the Company's Class B Common Stock at the close of business on May 9, 2000, is designed to permit such stockholder to vote on the proposed charter amendment or to abstain from voting for such proposal if so desired.

     The proxy card specifies Bernard F. Clark, Vice Chairman of the Company, and Thomas P. Battle, General Counsel and Secretary of the Company, to vote all shares represented by proxies returned to the Company. A stockholder wishing to name as his proxy someone other than those designated on such proxy card may do so by crossing out the names of the two designated proxies and inserting the name of the person he wishes to act as his proxy. In that case, it will be necessary for the stockholder to sign the proxy and deliver it to the person named and for the person so named to be present and vote at the meeting. Proxy cards so changed should not be mailed to the Company.

     When a stockholder's proxy card specifies a choice with respect to a matter being voted upon, the shares will be voted accordingly. If no such specifications are made, the shares will be voted for the election of all nominees as directors, in favor of both the proposed charter amendment referred to in the Notice of Annual Meeting and the appointment of Arthur Andersen LLP as the Company's independent public accountants, and in accordance with the discretion of the person voting it with respect to any other business properly before the meeting. The election of directors and the ratification of the appointment of Arthur Andersen LLP as independent public accountants will require the affirmative vote of a majority of the shares of Class A Common Stock voting in person or by proxy at the Annual Meeting, assuming a quorum is present. The proposed charter amendment will require the affirmative vote of two-thirds of the outstanding shares of both the Class A and Class B Common Stock entitled to vote on the matter. The Bylaws of the Company require, for a quorum, the presence at the Annual Meeting in person or by proxy of the holders of a majority of the shares of capital stock of the Company entitled to vote. Abstentions and broker non-votes will not be included in vote totals and will have no effect on the outcome of any vote, except in the case of the proposed charter amendment, where they will have the same legal effect as a vote against the amendment. However, abstentions and broker non-votes will be counted in the determination of a quorum.

                VOTING SECURITIES AND PRINCIPAL HOLDERS THEREOF

     Only holders of record of shares of Class A Common Stock of the Company at the close of business on May 9, 2000 are entitled to vote on the election of directors and on all of the proposals described in this statement at the Annual Meeting or any adjournment or adjournments thereof, each share having one vote on each matter to be presented at the Annual Meeting. There were 22,305,433 shares of the Company's Class A Common Stock outstanding on the record date.

     Holders of record of Class B Common Stock of the Company at the close of business of May 9, 2000 are entitled to vote on the proposed charter amendment, each share having one vote, at the Annual Meeting or any adjournment or adjournments thereof. There were 26,797,851 shares of the Company's Class B Common Stock outstanding on the record date.

     To the knowledge of the Company, the only person owning beneficially more than five percent of the Company's outstanding Class A Common Stock, its only class of outstanding voting securities, as of March 15, 2000 is as set forth in the following table:

                                                              TOTAL AMOUNT
                                                               OF CLASS A
                                                              COMMON STOCK
                                                              BENEFICIALLY    PERCENT
NAME AND ADDRESS                                                 OWNED        OF CLASS
----------------                                              ------------    --------
George P. Mitchell..........................................   14,283,422*     64.0%
  2001 Timberloch Place
  The Woodlands, Texas

---------------

* See notes (a) and (b) to the table under "Security Ownership of Management."

                        SECURITY OWNERSHIP OF MANAGEMENT

     The following table sets forth the number of shares of each class of the Company's Common Stock owned beneficially by each of its directors and nominees for director, by its executive officers named in the Summary Compensation Table and by all directors and executive officers as a group as of March 15, 2000:

                                 TOTAL AMOUNT                  TOTAL AMOUNT
                                  OF CLASS A                    OF CLASS B
                                 COMMON STOCK                  COMMON STOCK
                                 BENEFICIALLY     PERCENTAGE   BENEFICIALLY        PERCENT
NAME                               OWNED(a)       OF CLASS A     OWNED(a)         OF CLASS B
----                             ------------     ----------   ------------       ----------
Robert Baldwin.................          500         *                  --           *
Thomas P. Battle...............        3,658         *              46,563(e)        *
Bernard F. Clark...............       28,571(c)      *              30,771(c)        *
William D. Eberle..............          599         *                 599           *
Shaker A. Khayatt..............          266(d)      *                 266(d)        *
Ben F. Love....................        2,500         *               2,500           *
George P. Mitchell.............   14,283,422(b)     64.0%       13,669,255(b)(e)    51.0%
J. Todd Mitchell...............       16,739         *              16,739           *
M. Kent Mitchell...............       24,348         *              24,348           *
Philip S. Smith................           --         *              90,533(e)        *
W. D. Stevens..................       63,250(e)      *             241,750(e)        *
Allen J. Tarbutton, Jr. .......       25,874(e)      *             102,373(e)        *
All directors and executive
  officers as a group (12
  persons).....................   14,449,727(b-e)   64.7%       14,225,697(b-e)     53.1%

---------------

 *   Less than 1%.

(a) Unless otherwise indicated, beneficial owners have sole rather than shared voting and investment power respecting their shares, other than shared rights created under joint tenancy or marital property laws as between the Company's directors and officers and their respective spouses, if any.

(b) Includes shares held by George P. Mitchell's wife (511,253 Class A and 511,253 Class B), as to which Mr. Mitchell disclaims beneficial ownership.

(c)  Includes shares held by Mr. Clark's wife (11,172 Class A and 10,872 Class
     B), as to which Mr. Clark disclaims beneficial ownership.

(d) Includes shares held by Mr. Khayatt's wife (266 Class A and 266 Class B), as to which Mr. Khayatt disclaims beneficial ownership.

(e) Includes shares which certain officers have a right to acquire within 60 days following March 15, 2000 by exercising stock options. The following shares underlying such unexercised options were added to the holdings of each of the following executive officers: Mr. Battle -- 46,533 Class B; Mr. Mitchell -- 295,332 Class B; Mr. Stevens -- 57,508 Class A and 233,662 Class B; Mr. Smith -- 90,533 Class B; Mr. Tarbutton -- 13,500 Class A and 88,866 Class B. No director or nominee for director (other than Mr. Stevens and Mr. Mitchell) has the right to acquire any shares within such 60-day period.

                      PROPOSAL 1 -- ELECTION OF DIRECTORS

     Nine directors are to be elected and qualified, for a term commencing on the date of this Annual Meeting and continuing until the next Annual Meeting of Stockholders or until their successors have been duly elected and qualified. Each nominee listed below currently serves as a member of the Company's Board of Directors and was elected at the Annual Meeting held on June 30, 1999. In the event that any nominee for director should become unavailable to serve, it is intended that votes will be cast, pursuant to the proxy card, for such substitute nominee as may be nominated by the Board of Directors. The Company has no present knowledge that any of the nominees will be unable to serve.

     The nominees for directors are as follows:

                                                       PRINCIPAL OCCUPATION AND            DIRECTOR
NAME                                    AGE   BUSINESS EXPERIENCE DURING PAST FIVE YEARS    SINCE
----                                    ---   ------------------------------------------   --------
Robert W. Baldwin.....................  79    Consultant (Energy/Management); President      1983
                                              of Gulf Refining and Marketing Company, a
                                              division of Gulf Oil Corp. (1975-1981)
Bernard F. Clark......................  78    Vice Chairman of the Board of the Company      1962
William D. Eberle.....................  76    Chairman of the Board of Manchester            1976
                                              Associates, venture capital consulting
                                              (since 1977); Of Counsel on trade issues
                                              to Kaye, Scholar, Fierman, Hays and
                                              Handler, attorneys-at-law (since 1993)
Shaker A. Khayatt.....................  64    President and Chief Executive Officer of       1972
                                              Khayatt and Company, Inc., investment
                                              banking (since 1979)
Ben F. Love...........................  75    Advisory Director of Chase Bank of Texas,      1990
                                              National Association (successor to Texas
                                              Commerce Bank N.A.), since 1995; Chairman
                                              and Chief Executive Officer of Texas
                                              Commerce Bancshares, Inc. (1972-1989) Co.,
                                              Inc., investment banking (since 1977)
George P. Mitchell....................  80    Chairman of the Board and Chief Executive      1947
                                              Officer of the Company
J. Todd Mitchell......................  41    President of GPM, Inc., private                1993
                                              investments (since 1998); President of The
                                              Discovery Bay, a seismic data analysis
                                              software company (since 1992); President
                                              of and geologist for Dolomite Resources,
                                              Inc., a mineral exploration and
                                              investments company (since 1987)
M. Kent Mitchell......................  47    President and Chief Executive Officer of       1988
                                              Bald Head Island Management, Inc., real
                                              estate development and sales (since 1983)
W. D. Stevens.........................  65    President and Chief Operating Officer of       1992
                                              the Company (since 1994); President of
                                              Exxon Company, U.S.A. (1988-1992)

     There are no family relationships by blood, marriage or adoption between any nominee for director or any of the executive officers of the Company, except that J. Todd Mitchell and M. Kent Mitchell are sons of George P. Mitchell.

     The nominees for directors hold the following directorships in other public corporations: William D. Eberle -- America Service Group, Ampco-Pittsburgh Corp., Konover Property Trust (formerly FAC Realty Trust), and Showscan Entertainment, Inc.; and Ben F. Love -- El Paso Energy Company.

     George P. Mitchell could be deemed to be a control person with respect to the Company by virtue of his ownership of Common Stock of the Company.

     The Company's Board of Directors has an Audit Committee which included during all of the fiscal year ended January 31, 2000 (hereinafter "fiscal 2000") Ben F. Love and Shaker A. Khayatt and for a portion of fiscal 2000, Robert W. Baldwin, Constantine S. Nicandros and Walter A. Lubanko (Messrs. Lubanko and Nicandros passed away during fiscal 2000). During fiscal 2000, the Audit Committee met three times. The functions performed by the Audit Committee include reviewing the nature of the services rendered by the Company's independent public accountants, relating to both auditing and nonauditing services. The Committee also reviews, with representatives of the independent public accountants, the scope of the independent public accountants' audit of the Company's financial statements, results of those audits, and any significant weaknesses in internal accounting controls identified by the independent public accountants in the course of their audit. The Committee each year recommends to the Board of Directors the appointment of a firm of independent public accountants for the coming year and reviews the various other presentations and reports to the Board of Directors relating to accounting matters and financial statements.

     The Company's Board of Directors has a Compensation Committee which included during all of fiscal 2000 Robert W. Baldwin, William D. Eberle and M. Kent Mitchell and for a portion of fiscal 2000 Shaker A. Khayatt. During fiscal 2000, the Compensation Committee met five times. As stated in its Report on Executive Compensation beginning at page 11 of this Proxy Statement, the Compensation Committee establishes policies with respect to compensation for executives, determines pay levels for senior executives including all named executive officers, reviews compensation levels for all other members of Company senior management, and sets and monitors overall compensation and benefits programs and policies for the Company's entire work force.

     The Company's Board of Directors has an Executive Committee which consists of Ben F. Love, William D. Eberle, M. Kent Mitchell, J. Todd Mitchell and W. D. Stevens. The Executive Committee met one time during fiscal 2000. The function of the Executive Committee is to (i) select and nominate successor(s) to George
P. Mitchell in the event he were disabled or otherwise unable to function as Chairman of the Board and Chief Executive Officer of the Company, (ii) nominate individuals to serve as directors of the Company, and (iii) perform such other functions as are delegated to it by the Board. The Committee will consider stockholder recommendations for director sent to the Executive Committee, c/o Thomas P. Battle, Secretary, Mitchell Energy & Development Corp., P.O. Box 4000, The Woodlands, Texas 77387-4000.

     The Company's Board of Directors met six times during fiscal 2000 and held three special telephonic meetings. Each director attended more than 75 percent of the aggregate number of meetings of directors and committees on which he served.

     Currently, each director who is not an employee of the Company receives $47,500 a year for serving as a director and for serving as a member of one or more committees. Each director who is an employee of the Company receives $100 for each directors' meeting which he attends. All directors are reimbursed for any travel, lodging and other expenses incurred in connection with attending any meetings of directors or a committee. Additionally, the Company offers to pay the premium on a $100,000 term life insurance policy for any of its non-employee directors who choose to maintain such coverage. Currently the Company provides such insurance for two of its non-employee directors at an annual premium of $192 per policy.

                             EXECUTIVE COMPENSATION

SUMMARY COMPENSATION TABLE

     The following table sets forth certain compensation information for the Chief Executive Officer and the four other most highly compensated executive officers of the Company for services rendered in all capacities during the fiscal years ended January 31, 2000, 1999 and 1998.

                           SUMMARY COMPENSATION TABLE

                                                                             LONG-TERM COMPENSATION
                                                                      ------------------------------------
                                                   ANNUAL              SECURITIES
                                              COMPENSATION(A)          UNDERLYING     NUMBER OF              ALL OTHER
                                         --------------------------   STOCK OPTION   BONUS UNITS    LTIP      COMPEN-
                                         FISCAL   SALARY     BONUS     AWARDS(B)     GRANTED(C)    PAYOUTS    SATION
NAME/PRINCIPAL POSITION                   YEAR      ($)       ($)         (#)            (#)         ($)        ($)
-----------------------                  ------   -------   -------   ------------   -----------   -------   ---------
George P. Mitchell                        2000    925,000   350,000     110,000            --        --       210,400(d)
  Chairman and CEO                        1999    895,833        --          --            --        --       210,600(e)
                                          1998    841,667   320,000     168,000        52,000        --       238,920(f)
W. D. Stevens                             2000    605,007   320,000          --        90,000        --        36,700(g)
  President and Chief Operating Officer   1999    577,512        --          --            --        --        35,251(h)
                                          1998    541,679   320,000     126,000        39,000        --        33,101(i)
Philip S. Smith                           2000    376,708   160,000          --        38,000        --        22,603(k)
  Senior Vice President                   1999    368,080        --          --            --        --        22,085(k)
                                          1998    357,089   150,000      58,800        24,300        --        21,425(k)
Allen J. Tarbutton, Jr.                   2000    321,500   135,000          --        36,000        --        19,290(k)
  Senior Vice President                   1999    312,984        --          --            --        --        18,779(k)
                                          1998    300,491   127,500      48,300        16,300        --        18,029(k)
Thomas P. Battle                          2000    270,375   165,000          --        20,700        --        16,223(k)
  Senior Vice President                   1999    265,333        --          --            --        --        15,920(k)
                                          1998    257,500    68,500      27,300        13,100        --        15,450(k)

---------------

(a) Beginning in fiscal 1999, each of the named officers was eligible to participate in the Company's 1998 Mutual Fund Option Plan by exchanging self-designated percentages of his salary and/or bonus and other cash compensation for options to purchase mutual fund shares at a later date. Reported compensation amounts for fiscal years 1999 and 2000 include all compensation earned by the applicable officer, whether paid in cash or mutual fund options. Additionally, in accordance with Securities and Exchange Commission ("SEC") regulations, no amounts have been reported for perquisites and other personal benefits since the aggregate value of such items provided to each named officer was less than the lesser of 10% of his annual compensation or $50,000.

(b) These options were granted under the Company's 1995 Stock Option Plan at an exercise price equal to the fair market value of the Company's Class B stock on the date of grant. Such options are exercisable within ten years from the date of grant and vest over a three-year period. Normally, over one-half of the 1998 grants would have been made early in fiscal 1999.

(c) These bonus units, which are the economic equivalent of stock appreciation rights (SARs), were granted under the Company's 1997 Bonus Unit Plan at a floor price equal to the fair market of the Company's Class B stock on the date of grant. Such units are redeemable within ten years from the date of grant and vest over a three-year period.

(d) For Mr. Mitchell, this consists of amounts contributed toward his personal life insurance program ($210,000) and directors' meeting attendance fees ($400).

(e) For Mr. Mitchell, this consists of amounts contributed toward his personal life insurance program ($210,000) and directors' meeting attendance fees ($600).

(f) For Mr. Mitchell, this consists of amounts contributed toward his personal life insurance program ($210,000), rentals paid to him for business-related use of properties that he owns ($28,320) and directors' meeting attendance fees ($600).

(g) For Mr. Stevens, this consists of thrift and savings matching contributions ($36,300) and directors' meeting attendance fees ($400).

(h) For Mr. Stevens, this consists of thrift and savings matching contributions ($34,651) and directors' meeting attendance fees ($600).

(i) For Mr. Stevens, this consists of thrift and savings matching contributions ($32,501) and directors' meeting attendance fees ($600).

(j) Not used.

(k) For the indicated amounts, this consists exclusively of thrift and savings matching contributions.

STOCK OPTIONS

     The following table shows the stock options granted to the named executive officers during fiscal 2000 and the potential realizable value of those grants (on a pre-tax basis) determined in accordance with SEC rules. The information in this table shows how much the named executive officers may eventually realize in future dollars under two hypothetical situations: if the stock gains 5% or 10% in value per year compounded over the ten-year life of the options. These are assumed rates of appreciation and are not intended to forecast future appreciation of the Company's Class B Common Stock. Also included in this table is the increase in value to all common shareholders using the same assumed rates of appreciation.

                       STOCK OPTION GRANTS IN FISCAL 2000

                                              INDIVIDUAL GRANTS                       POTENTIAL REALIZABLE
                             ----------------------------------------------------    VALUE AT ASSUMED RATES
                             NUMBER OF      PERCENT OF                                   OF STOCK PRICE
                             SECURITIES   TOTAL OPTIONS                                 APPRECIATION FOR
                             UNDERLYING     GRANTED TO     EXERCISE                      OPTION TERM(c)          GRANT
                              OPTIONS      EMPLOYEES IN      PRICE                  -------------------------     DATE
                             GRANTED(a)   FISCAL YEAR(b)   PER SHARE   EXPIRATION       5%            10%       VALUE(d)
NAME                            (#)            (%)            ($)         DATE          ($)           ($)         ($)
----                         ----------   --------------   ---------   ----------   -----------   -----------   --------
George P. Mitchell.........   110,000         27.13         12.3125    3/05/09          851,763     2,158,530   348,700
W. D. Stevens..............        --            --              --       --                 --            --        --
Philip S. Smith............        --            --              --       --                 --            --        --
Allen J. Tarbutton, Jr. ...        --            --              --       --                 --            --        --
Thomas P. Battle...........        --            --              --       --                 --            --        --
Increase in value to all
  common stockholders(e)...                                                         380,335,409   963,842,514

---------------

(a) The securities underlying the options are shares of Class B Common Stock.

(b) Based on the total number of options granted to employees under the 1995 Stock Option Plan.

(c) Calculated over a ten-year period, which is equal to the maximum term of the options.

(d) Calculated using the Black-Scholes option pricing model, based on the Company's current dividend policy, volatility based on stock price data over the five years preceding the option grants and a risk-free interest rate, which equaled -- at the time of the option grants -- the yield on U. S. Treasury Strips with a time to maturity that approximates the seven-year estimated average life of the options. This resulted in a Black-Scholes option value of $3.17 per share for the March 5, 1999 grants. The Company does not believe that values estimated by this model, or any other model, necessarily will be indicative of the values to be realized by an executive.

(e) Calculated using the $12.3125 closing price of the Class B Common Stock on March 5, 1999 (the date of all the fiscal 2000 option grants) and the total weighted average number of common shares outstanding during fiscal 2000.

BONUS UNITS

     The Company's bonus units are the economic equivalent of SARs. The following table shows the bonus units granted to the named executive officers during fiscal 2000 and the potential realizable value of those grants (on a pre-tax basis) determined in accordance with SEC rules. The information in this table shows how much the named executive officers may eventually realize in future dollars under two hypothetical situations: if the stock gains 5% or 10% in value per year compounded over the ten-year life of the units. These are assumed rates of appreciation and are not intended to forecast future appreciation of the Company's Class B Common Stock.

                        BONUS UNIT GRANTS IN FISCAL 2000

                                             INDIVIDUAL GRANTS                         POTENTIAL REALIZABLE
                         ---------------------------------------------------------       VALUE AT ASSUMED
                                         PERCENT OF                                    RATES OF STOCK PRICE
                         NUMBER OF       TOTAL BONUS                                     APPRECIATION FOR
                           BONUS        UNITS GRANTED       FLOOR                       BONUS UNITS TERM(c)       GRANT
                           UNITS        TO EMPLOYEES        PRICE                      ---------------------       DATE
                         GRANTED(a)   IN FISCAL YEAR(b)   PER SHARE     EXPIRATION       5%           10%        VALUE(d)
NAME                        (#)              (%)             ($)           DATE          ($)          ($)          ($)
----                     ----------   -----------------   ---------     ----------     -------     ---------     --------
George P. Mitchell.....        --              --               --         --               --            --          --
W. D. Stevens..........    90,000           36.06          12.3125      3/05/09        696,897     1,766,070     285,300
Philip S. Smith........    38,000           15.22          12.3125      3/05/09        294,245       745,674     120,460
Allen J. Tarbutton,
  Jr...................    36,000           14.42          12.3125      3/05/09        278,759       706,428     114,120
Thomas P. Battle.......    20,700            8.29          12.3125      3/05/09        160,286       406,196      65,619

---------------

(a) The bonus unit values are based on prices for the Company's Class B Common Stock.

(b) Based on the total number of bonus units granted to employees under the 1997 Bonus Unit Plan.

(c) Calculated over a ten-year period, which is equal to the maximum term of the bonus units.

(d) Calculated using the Black-Scholes pricing model -- (see note (d) to the preceding table for additional information).

     Shown below is information with respect to stock options and bonus units exercised during fiscal 2000 by the named executive officers and their holdings of unexercised grants at January 31, 2000.

                STOCK OPTION/BONUS UNIT EXERCISES IN FISCAL 2000
                     AND YEAR-END OPTION/BONUS UNIT VALUES

                                                                   NUMBER OF SECURITIES/
                                                                     UNITS UNDERLYING            VALUE OF UNEXERCISED,
                                   SHARES                           UNEXERCISED GRANTS            IN-THE-MONEY GRANTS
                               ACQUIRED/BONUS                     AT JANUARY 31, 2000(#)        AT JANUARY 31, 2000($)
                              UNITS SURRENDERED      VALUE      ---------------------------   ---------------------------
NAME                           ON EXERCISE(#)     REALIZED($)   EXERCISABLE   UNEXERCISABLE   EXERCISABLE   UNEXERCISABLE
----                          -----------------   -----------   -----------   -------------   -----------   -------------
STOCK OPTIONS
George P. Mitchell..........           --               --        231,999        166,001        595,000       1,140,625
W. D. Stevens...............           --               --        271,170         42,000        609,193          15,000
Philip S. Smith.............           --               --         81,199         19,601        208,250           7,000
Allen J. Tarbutton, Jr. ....           --               --         94,699         16,101        269,563           5,750
Thomas P. Battle............       10,000            7,500         42,199          9,101        117,500           3,250

BONUS UNITS
George P. Mitchell..........           --               --         34,666         17,334             --              --
W. D. Stevens...............           --               --         26,000        103,000             --         916,875
Philip S. Smith.............           --               --         16,200         46,100             --         387,125
Allen J. Tarbutton, Jr. ....           --               --         10,866         41,434             --         366,750
Thomas P. Battle............           --               --          8,733         25,067             --         210,881

RETIREMENT PLAN

     Eligibility for participation in the Company's qualified Retirement Plan is extended to all employees (except those employees paid solely on a commission basis) including executive officers, on an equal basis, on each February 1 and August 1 immediately following the completion of one year of participation service. Pension benefits are determined by final average annual compensation where annual compensation is the sum of amounts shown in the columns labeled "Salary" and "Bonus" in the Summary Compensation Table.

                               PENSION PLAN TABLE

 AVERAGE ANNUAL
COMPENSATION FOR
 36 CONSECUTIVE                                ANNUAL RETIREMENT INCOME AT AGE 65 EXPRESSED AS A STRAIGHT LIFE ANNUITY
 MONTHS IN LAST                               --------------------------------------------------------------------------
   120 MONTHS                                                              YEARS OF SERVICE
   PRECEDING                                  --------------------------------------------------------------------------
   RETIREMENT                                    10         15         20         25         30         35         40
----------------                              --------   --------   --------   --------   --------   --------   --------
$250,000....................................  $ 53,474   $ 80,212   $106,949   $106,949   $118,949   $138,774   $153,441
 300,000....................................    64,675     97,012    129,350    129,350    143,750    167,708    185,309
 400,000....................................    87,076    130,613    174,151    174,151    193,352    225,577    249,044
 450,000....................................    98,276    147,414    196,552    196,552    218,152    254,511    280,912
 500,000....................................   109,476    164,214    218,952    218,952    242,953    283,445    312,780
 600,000....................................   131,877    197,815    263,754    263,754    292,555    341,314    376,515
 700,000....................................   154,278    231,416    308,555    308,555    342,156    399,182    440,250
 800,000....................................   176,678    265,017    353,357    353,357    391,758    457,051    503,986
 900,000....................................   199,079    298,619    398,158    398,158    441,359    514,919    567,721

     Eligible employees will receive a retirement benefit equal to the greater of the amounts computed under the following two benefit Formulas A and B upon retirement. The monthly benefit payable under Formula A is equal to 1.65% times average monthly compensation (defined as the average of the compensation received in the 36 highest-paid consecutive calendar months in the last 10 years of employment) plus 0.45% times average monthly compensation in excess of 150% of covered compensation (defined as the average of Social Security Wage Bases over the 35 years prior to the Social Security Retirement Age), such sum then being multiplied by the lesser of years of credited service or twenty years. The monthly benefit payable under Formula B is equal to 1.1% times average monthly compensation plus 0.45% times average monthly compensation in excess of 100% of covered compensation, such sum then being multiplied by years of credited service (up to 35 years of service). Under both formulas, accrued benefits are 100% vested after five years of credited service.

     The Employee Retirement Income Security Act of 1974 ("ERISA"), as amended by the Tax Equity and Fiscal Responsibility Act of 1982 ("TEFRA") and the Tax Reform Act of 1986, currently limits(i) the total benefit payable under the Retirement Plan annually (currently $135,000), and (ii) the amount of compensation which can be included for benefit calculation purposes (currently $170,000). The Company has adopted supplemental arrangements on a non-qualified basis to maintain for certain employees who may be affected by the annual benefit limit or the compensation limit (for fiscal 2000, each of the named executive officers) total benefits upon retirement at approximately the levels shown in the table set forth above.

     Based on certain assumptions (which includes Board of Directors' approval), illustrated above are the approximate annual benefits to which employees would become entitled upon retirement at age 65 under the Retirement Plan and the supplemental, non-qualified plans. The benefits set forth in the table reflect the greater of the Plan's two formulas, are computed on a straight life annuity basis, and would not be further reduced by Social Security income. For the individuals named in the Summary Compensation Table of this Proxy Statement, the credited years of service under the Retirement Plan, as of January 31, 2000, are as follows: George P. Mitchell, 53 years; Thomas P. Battle, 17 years; Philip S. Smith, 20 years; W. D. Stevens, 6 years; and Allen J. Tarbutton, Jr., 26 years.

     Prior federal law required that any active employee start receiving his/her pension no later than the April 1 following the calendar year in which the age 70 1/2 is reached. Any such employee who continued to work after age 70 1/2 was required to commence benefit payments and continued to receive credit for any additional service rendered after age 70 1/2. George P. Mitchell turned 70 1/2 at the time this law was in force, so for fiscal 2000, George P. Mitchell received pension payments from the Retirement Plan totaling $163,221 and payments from the supplemental non-qualified retirement plans of $624,823.

SUPPLEMENTARY LIFE INSURANCE AND OTHER AGREEMENTS

     The Company has agreements with Philip S. Smith and Allen J. Tarbutton, Jr., whereby the Company will pay to such officer or his estate an amount, up to a maximum of $250,000, upon the death of such officer or his retirement at or after age 65, provided he is still employed with the Company at his death or at age 65, whichever occurs first. The Company has purchased a life insurance policy on Mr. Smith's life to insure against such risk. There was no cost to the Company for this policy for fiscal 2000 as a result of the prior conversion of such policy to universal life coverage.

SUPPLEMENTAL SURVIVING SPOUSE BENEFIT

     The Company also has an agreement with George P. Mitchell, whereby the Company will pay to Mr. Mitchell's surviving spouse, if any, a supplemental surviving spouse benefit in the event that Mr. Mitchell dies while still employed by the Company, or following termination of employment resulting from total and permanent disability. Such supplemental surviving spouse benefit shall be in an annual amount equal to the greater of (i) Mr. Mitchell's annual base salary from the Company in effect at the time of his death or as of the date he becomes totally and permanently disabled, or (ii) $625,000, and shall be payable until the earlier to occur of (i) 36 monthly installments or (ii) the death of such surviving spouse.

SEVERANCE COMPENSATION

     The Company maintains a Severance Benefit Plan for its employees upon their involuntary termination as well as specific agreements with selected executives ("Change-in-Control Agreements"). Any severance amount under the Severance Benefit Plan applies to essentially all employees and is determined by the individual's length of service with the Company. Individual Change-in-Control Agreements have been established with each of the executives named in the Summary Compensation Table; and with respect to

Messrs. Smith and Tarbutton, they are in lieu of other payments under previously disclosed but now terminated severance compensation agreements. The Change-in-Control Agreements provide for severance benefits in the event the executive's employment is terminated in a qualifying termination (as defined in the Change-in-Control Agreements) resulting from a change-in-control of the Company. Upon such a termination, the executive may receive severance pay equal to between one and one-half to three times the sum of the executive's base salary plus the average annual bonus paid to the executive during the past three years. Upon termination of employment, the executive will also receive a pro rata annual incentive bonus for the year of termination and continued participation in welfare benefits for twenty-four months following the executive's termination; and the executive's nonqualified retirement plans and retiree medical plan benefits will be calculated assuming the executive's employment had continued for three full years following his date of termination. In the event that the severance benefits under the Change-in-Control Agreements exceed the excise tax limit set forth in Section 280G of the Internal Revenue Code, Messrs. Mitchell, Stevens, Smith and Tarbutton will receive an additional cash gross-up payment so that the net amount retained by the participant, after the imposition of the tax, is equal to the amount of severance benefits due him under the Change-in-Control Agreement. All other Change-in-Control Agreements limit the severance benefits to an amount which avoids the excise tax, provided that the limitation shall be applied if, and only if, such limitation results in a greater net cash benefit to the executive than would have been received had the benefits not been capped and an excise tax been levied.

MUTUAL FUND OPTION PLAN

     The Company has a Mutual Fund Option Plan ("MFOP") which permits officers and key employees of the Company and its affiliates, selected by the regular Compensation Committee of the Board of Directors of the Company, to replace a portion of their salary, bonus, and certain other cash compensation with options to purchase shares of mutual funds ("MFOP Options"). Each MFOP participant may elect to replace a minimum of 10% of his salary and/or 10% of other approved lump sum cash payments up to a maximum of 100% of such amounts, after applicable taxes and deductions for benefit payments with MFOP Options. The plan expires in ten years from its inception date of July 1, 1998, or earlier at the discretion of the Board.

                      BOARD COMPENSATION COMMITTEE REPORT
                           ON EXECUTIVE COMPENSATION

     Notwithstanding anything to the contrary set forth in any of the Company's previous filings under the Securities Act of 1933 or the Securities Exchange Act of 1934 (the "Exchange Act") that might incorporate future filings, including this Proxy Statement, in whole or in part, this Compensation Committee Report on Executive Compensation and the Cumulative Shareholder Return Graph on page 14 shall not be incorporated by reference into any such filings.

ROLE OF THE COMPENSATION COMMITTEE OF THE BOARD OF DIRECTORS

     The Compensation Committee of the Board of Directors (the "Committee") is responsible for administering compensation programs for the Company's executives. Responsibilities of the Committee include:

     - Establishing policies with respect to compensation for executives;

     - Determining pay levels for senior executives including all named executive officers;

     - Reviewing compensation levels for all other members of Company senior management; and

     - Setting and monitoring overall compensation and benefits programs and policies for the Company's entire workforce.

The Committee is comprised of three non-employee directors.

COMPENSATION PHILOSOPHY

     The Company's overall compensation philosophy is to provide executives with compensation opportunities which reflect:

     - Overall Company performance relative to historical performance, Company goals and objectives, and industry and national economic conditions;

     - Individual efforts and contributions which have added value to the success of the Company;

     - Competitive market pay levels and practices; and

     - Internal equity issues.

     While the Committee considers pay levels and program practices of other companies of similar size and operating characteristics, pay levels for the Company's executives are necessarily a function of individual and Company performance, including expected future financial and operating conditions.

     The companies included in the industry groups in the Cumulative Shareholder Return Graph on page 14 are not exclusively the same companies with which the Company compares compensation practices and levels. By nature of the Company's diversified business operations, it must consider such practices in the Exploration and Production, as well as Gas Gathering, Processing and Pipeline industries, in evaluating competitive salaries for individual executives. In choosing the companies with which to compare compensation levels and practices, the Company considers those companies with whom it competes for executive talent in each line of business.

     In addition to reviewing competitive levels of compensation, the Company is committed to ensuring that each executive has the right "mix" of fixed vs. variable and short term vs. long-term compensation. That mix should be consistent with both competitive industry trends as well as the Company's short and long-term operating goals.

     In determining overall compensation, the Committee does not assign quantitative weight to different factors or follow mathematical formulae. Rather, the Committee exercises its discretion and makes a judgment after considering the factors it deems relevant. A discussion of each of the key elements of the Company's executive compensation program and the factors considered in setting each element follows. In determining any one element, the Committee necessarily considers the effect the element has on the total compensation package.

     Section 162(m) of the Internal Revenue Code (the "Code") limits the deductibility of certain compensation paid to the CEO and to each of the four highest paid executive officers who are employed at year end to $1 million per year. However, the policy of this Committee is to establish and maintain a compensation program which maximizes the creation of long-term shareholder value. In this regard, the Committee is obligated to the Board and to the shareholders of the Company to recognize and reward performance which increases the value of the Company. Accordingly, the Committee will continue to exercise discretion in those instances where a purely mechanical approach necessary under tax law considerations would compromise the interests of shareholders.

BASE SALARIES

     Base salaries for executive officer positions are determined, in part, by competitive pay practices. Each year, the Company obtains information through participation in industry specific executive compensation surveys conducted by independent consultants. The Committee analyzes the survey information and makes adjustments to reflect the Committee's assessment of individual performance, experience and scope of responsibility. In fiscal 2000, an analysis of competitive data found in such surveys indicated that total cash compensation levels (i.e., base salaries and cash incentive bonuses) are generally in line with the 50th percentile of those found among comparable companies, which is consistent with the Company's compensation philosophy. Due to weak energy prices and industry performance in early 1999, executive salary increases were delayed until later in the year. By June 1999, steady price and earnings increases prompted the Compensation

Committee to approve a 5% budget for granting merit-based salary increases to executives, including all of the named executives.

ANNUAL INCENTIVE BONUSES

     Executives are eligible to receive annual cash bonuses based on the overall performance of the Company, as well as individual contributions and performance. Bonuses are designed to reward performance, and as such, are not guaranteed.

     Awards are determined based on the Committee's discretionary assessment of performance. Some of the factors the Committee considers in its assessment include:

     - Revenues;

     - Divisional operating earnings;

     - Net earnings;

     - Reserve replacement; and

     - Expense reduction.

     Bonuses are not based on specific achievement of predetermined criteria; rather the Committee considers all of the above factors, as well as the current and expected operating climate, when deciding on specific awards. This discretion allows the Committee to utilize its judgment in granting awards which, it believes, truly reflect individual effort expended and the results produced by those efforts.

     In fiscal 2000, the Committee awarded incentive bonuses to executives and key employees based on overall Company performance indicators. As done in prior years, a sizeable portion of these bonus awards was granted to employees below the executive level. These awards were, however, not broad-based but, rather, discretionary and based on individual contribution.

LONG-TERM INCENTIVES

     Long-term incentives are provided pursuant to the Company's Stock Option and Bonus Unit Plans. Both types of plans provide a direct link between shareholder return (through stock price appreciation) and long-term incentive compensation for executives. Based on information provided by industry surveys and independent consulting firms regarding long-term incentive compensation practices, the Committee has decided that annual long-term incentives should be awarded to executives, including the CEO and other key employees, based upon competitive industry trends in grant size and frequency. Awards, which are generally granted on an annual basis, are at the sole discretion of the Committee. The criteria for determining individual awards include individual performance, scope of responsibility and organizational level.

     In fiscal 2000, the Committee granted awards under both the 1995 Stock Option Plan and the 1997 Bonus Unit Plan to executives and key employees. In addition to being consistent with the Company's desired competitive position for total compensation opportunity, these awards provide an alignment of interests between employees and the Company's shareholders.

CEO COMPENSATION

     The Committee is also responsible for establishing pay levels for the CEO. The compensation of the CEO reflects the same elements, and the Committee considers the same factors described for the other executives in determining the CEO's total compensation (i.e., base salary plus bonuses plus long-term incentives). A recent evaluation of Mr. Mitchell's total compensation against competitive data revealed that it approximated the 50th percentile of the total cash compensation of the CEOs of comparable companies. Mr. Mitchell received a 6.7% increase in base salary during fiscal 2000. As with the other named executives, Mr. Mitchell was awarded an incentive bonus based on the Company's stronger performance indicators for fiscal 2000.

     Mr. Mitchell also received a stock option grant in fiscal 2000 in an ongoing effort to maintain a level of longer term compensation opportunity that is comparable to CEOs of other large independent oil and gas companies. As the founder and majority owner of the Company, Mr. Mitchell has a significant portion of his wealth invested in the Company's stock. His significant stock ownership continues to provide a strong incentive for Company management to maximize shareholder value.

     The Company contributes $210,000 per year toward Mr. Mitchell's personal life insurance program. Mr. Mitchell is currently receiving distributions from the Company's pension plan (as required by IRS regulations and based on previous contributions made on his behalf). No additional contributions are being made on Mr. Mitchell's behalf to the Company's Thrift and Savings Plan.

Mr. Robert W. Baldwin
Mr. William D. Eberle
Mr. M. Kent Mitchell

                      CUMULATIVE SHAREHOLDER RETURN GRAPH

     The following graph sets forth cumulative total shareholder return for the Company's voting Common Stock, the Standard & Poor's 500 Stock Index ("S&P 500 Index") and the Dow Jones Oil -- Secondary Index for the years indicated as prescribed by SEC rules. The information contained in this graph is not necessarily indicative of future Company performance.

                COMPARISON OF FIVE YEAR CUMULATIVE TOTAL RETURN*
          AMONG MITCHELL ENERGY & DEVELOPMENT CORP., THE S&P 500 INDEX
                    AND THE DOW JONES OIL -- SECONDARY INDEX
[GRAPH]

                                                         S&P 500                DJ OIL SECONDARY                  MEDC
                                                         -------                ----------------                  ----
1/95                                                     100.00                      100.00                      100.00
1/96                                                     135.00                      118.00                      116.00
1/97                                                     171.00                      147.00                      151.00
1/98                                                     217.00                      146.00                      176.00
1/99                                                     288.00                      102.00                       80.00
1/00                                                     317.00                      122.00                      158.00

------------------------------------------------------------------------------------------------------------------------
                                               1/95         1/96         1/97         1/98         1/99         1/00
------------------------------------------------------------------------------------------------------------------------
 S&P 500                                       100          135          171          217          288          317
 Dow Jones Oil -- Secondary                    100          118          147          146          102          122
 MEDC                                          100          116          151          176           80          158

---------------
* Total return for each of the last five fiscal years ending January 31. Assumes $100 was invested on January 31, 1995 in the Company's voting Common Stock or in the indicated index and that dividends were reinvested as received.

                              CERTAIN TRANSACTIONS

     When the Company became a publicly owned corporation in 1972, it adopted a policy that it would not permit its officers and directors to compete with the Company in any manner and that it would not, on terms less favorable to the Company than could have been arranged with an unaffiliated third party, enter into any of the following transactions: (i) make loans to officers, directors or stockholders and (ii) sell to or purchase from its officers or directors any properties or interests therein. Management of the Company believes that all of the transactions summarized below are in keeping with this established policy.

     Prior to the time the Company became a publicly held corporation, George P. Mitchell acquired interests in several oil and gas properties in which the Company also owns interests and for which the Company is operator. The Company distributes to Mr. Mitchell his share of the revenues and charges him for his share of the costs and expenses associated with these oil and gas operations.

     GPM, Inc., a corporation wholly-owned by Mr. Mitchell, leases space from a subsidiary of the Company. The total rent charged during fiscal 2000 was $97,917. In addition, the Company provides, at cost, various administrative services to GPM, Inc., including telephone, printing and insurance services, and copier equipment, which during fiscal 2000 aggregated $66,538. GPM, Inc. was also included in the Company's high deductible Workers' Compensation insurance program prior to August 1, 1998. During fiscal 2000, GPM, Inc. reimbursed the Company for runoff claims and/or losses under such insurance program in the amount of $61,897.

            SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

     Section 16 of the Exchange Act ("Section 16") requires that reports of beneficial ownership of Common Stock and changes in such ownership be filed with the Securities and Exchange Commission by the Company's directors and executive officers. The Company is required to conduct a review and to identify in its proxy statement each director or officer who failed to file any required reports under Section 16 on a timely basis. To the Company's knowledge, all Section 16 reporting requirements applicable to its other directors and executive officers were complied with for fiscal 2000.

             PROPOSAL 2 -- PROPOSED AMENDMENT TO RESTATED ARTICLES

GENERAL

     At the Annual Meeting, the shareholders of the Company will be asked to consider and to vote upon a proposal (the "Proposal") to adopt amendments (collectively, the "Reclassification Amendment") to Article Four of the Restated Articles of Incorporation, as amended (the "Restated Articles"), of the Company:

          (a) combining the Company's two classes of common stock, now designated as Class A Common Stock, $0.10 par value, and Class B Common Stock, $0.10 par value, into a single class of voting common stock by reclassifying each issued share of Class B Common Stock into one share of Class A Common Stock,

          (b) increasing the number of authorized shares of Class A Common Stock from 100,000,000 to 200,000,000, and

          (c) establishing the preferences, limitations and relative rights of the Class A Common Stock.

     Subject to shareholder adoption of the Reclassification Amendment, the Company expects to file related articles of amendment to the Restated Articles with the Secretary of State of Texas shortly after the close of trading on the New York Stock Exchange (the "NYSE") on the date of the Annual Meeting, June 28, 2000 (the "Effective Date"). Upon the acceptance of that filing, the Reclassification Amendment will become effective, and thereupon each issued share of the Class B Common Stock will automatically be reclassified, changed and converted into one share of Class A Common Stock. Dissenters' rights of appraisal will not be available to any shareholder with respect to the Reclassification Amendment.

     As soon as practicable after the effectiveness of the Reclassification Amendment, the Company's stock transfer agent, ChaseMellon Shareholder Services (the "Exchange Agent"), will mail to each record holder of Class B Common Stock on the Effective Date a letter of transmittal (the "Transmittal Letter") for use in exchanging old for new share certificates. New certificates representing Class A Common Stock will be issued to record holders of Class B Common Stock who deliver properly executed Transmittal Letters accompanied by certificates formerly representing shares of Class B Common Stock.

     HOLDERS OF CLASS B COMMON STOCK SHOULD SURRENDER CERTIFICATES PREVIOUSLY REPRESENTING CLASS B COMMON STOCK ONLY AFTER THEY HAVE RECEIVED A TRANSMITTAL LETTER, AND THEN ONLY IN ACCORDANCE WITH THE INSTRUCTIONS CONTAINED IN THE TRANSMITTAL LETTER. Although the Class B Common Stock certificates will no longer specify the correct designation of shares after the Effective Date, these certificates may be delivered in connection with a sale of the shares of Class A Common Stock represented by the certificates. However, until the Class B Common Stock certificates are surrendered to the Exchange Agent, the holders will not be entitled to receive cash dividends or other distributions paid on the Class A Common Stock.

     HOLDERS OF CLASS A COMMON STOCK WILL NOT BE ASKED TO EXCHANGE THEIR STOCK CERTIFICATES. After the Effective Date, these certificates will continue to represent the same number of shares of Class A Common Stock.

SUMMARY OF THE PROPOSAL'S BENEFITS AND DISADVANTAGES

     The Board of Directors believes that the Proposal offers the following two principal benefits to the Company and its current shareholders:

          (a) implementation of the Proposal should improve the market liquidity for the Company's Common Stock and

          (b) the Proposal will eliminate confusion within the financial community regarding the current two-class capital structure.

     Though the Board has determined that implementation of the Proposal is in the best interests of the Company and its shareholders, the Proposal may also be viewed as disadvantageous to the holders of the Class A Common Stock, because it will reduce their relative voting power by more than 50%, assuming they own no Class B Common Stock. Considering that George P. Mitchell beneficially owns approximately 64% of the Class A Common Stock now outstanding and that he will own approximately 57% of the recombined Common Stock after the Effective Date, the Board believes that this reduction in the relative voting power of the minority holders of the Class A Common Stock is of little practical consequence to them. The Reclassification Amendment will not alter Mr. Mitchell's current control of the Company through his ability to elect the entire Board of Directors.

     The cash dividend paid per share of Class B Common Stock must be equal or greater in amount than the dividend paid per share of Class A Common Stock. While the payment of cash dividends is discretionary with the Board of Directors and necessarily dependent upon the Company's financial condition and other factors, the Board intends to pay quarterly dividends on the Class A Common Stock, after the Effective Date, at the same per share rate currently applicable to the Class B Common Stock, representing an increase of 10% in the dividend paid on the Class A Common Stock for the first quarter of fiscal 2000.

BACKGROUND AND REASONS FOR THE PROPOSAL

     The Board of Directors implemented the current two-class capital structure, with shareholder approval, in June 1992, chiefly to provide the Company with increased flexibility to issue equity securities in connection with acquisitions or corporate restructurings or to raise equity capital as a means to finance future growth without diluting the voting power of Mr. Mitchell. The Company, however, has not issued any equity securities for any of these purposes, except for its issuance of 5.9 million shares of Class B Common Stock in an underwritten public offering in May 1993.

     Since it implemented the current two-class capital structure, the Company has detected significant confusion among its shareholders, securities' analysts, broker-dealers, the financial media and other members of the financial community with respect to the two-class capital structure. For instance, the use of different trading symbols (MNDA and MNDB) for the two classes confuses some prospective investors in the Common Stock as well as broker-dealers executing trades in the Common Stock. This confusion is especially prevalent when trading or accessing data electronically because of the many ways the trading symbols may be depicted. The requirement that the Company report net earnings per share separately for each class adds to the complexity of the Company's financial reporting and leads to marketplace misunderstandings of the Company's actual results. In addition, some firms have a policy that precludes buying the non-voting shares.

     The Board of Directors also believes that the current two-class capital structure may have an adverse effect on trading markets for the Company's equity securities, mainly through its impact on liquidity. Average daily trading volume for the Class A Common Stock and the Class B Common Stock during 1999 was approximately 20,100 and 32,300 shares, respectively, both relatively low volumes for common stock listed on the NYSE. Recombining the two classes of Common Stock into a single class should increase liquidity in the trading market for the Common Stock. Heightened liquidity may also increase the number of institutional holders that invest in the Company's equity securities.

     The Board, after considering both the limited actual benefits that the current two-class capital structure has provided the Company and the potential benefits that it believes will accrue as a result of implementation of the Proposal, determined that adoption of the Reclassification Amendment would be in the best interests of the Company and its shareholders.

DESCRIPTION OF RECOMBINED COMMON STOCK

     As indicated, the Reclassification Amendment will automatically reclassify, change and convert each share of Class B Common Stock outstanding on the Effective Date into one share of Class A Common Stock. The Reclassification Amendment will also alter the preferences, limitations and relative rights of the Class A Common Stock. The preferences, limitations and relative rights of the Class A Common Stock following implementation of the Proposal are set forth in full in the Reclassification Amendment. The following summary, therefore, should be read in conjunction with, and is qualified in its entirety by reference to, the full text of the proposed Reclassification Amendment, a copy of which is attached hereto as Exhibit A.

     Voting. As is currently the case with the Class A Common Stock, after the reclassification each share of Class A Common Stock will entitle its holder to one vote on all matters submitted to a vote of the shareholders, including the election of directors. The Proposal will dilute the relative voting power of the current holders of the Class A Common Stock, because the holders of the Class B Common Stock have only limited voting rights conferred by statute. Please read "Certain Effects of the Proposal -- Effects on Relative Ownership Interest and Voting Power."

     Convertibility. Like the current Class A Common Stock, after the reclassification the Class A Common Stock will not be convertible into another class of Common Stock or any other security of the Company. The Class B Common Stock is convertible into the Class A Common Stock in remote circumstances and otherwise it, too, is not convertible.

     Preemptive Rights. Like the existing two classes of Common Stock, after the Effective Date the Class A Common Stock will not carry any preemptive rights entitling a holder to acquire any shares or other securities that the Company may issue, sell or offer for sale.

     Transferability; Trading Market. Also like the existing two classes of Common Stock, the Class A Common Stock will be freely transferable after the reclassification. Implementation of the Proposal will not affect the listing of the Class A Common Stock on the NYSE. However, the trading symbol of Class A Common Stock will change to "MND." The Company believes that this change in trading symbol will reduce confusion among shareholders, broker-dealers and other members of the financial community.

     Increase in Authorized Class A Common Stock. The Restated Articles now authorize a total of 210,000,000 shares, consisting of 10,000,000 shares of Preferred Stock, $0.10 par value, and 100,000,000 shares of each class of existing Common Stock. The Proposal would have no effect on the Preferred Stock, but would increase the total authorized number of shares of Class A Common Stock from 100,000,000 to 200,000,000. After implementation of the Proposal, approximately 49,000,000 million shares of Class A Common Stock would be issued and outstanding. Approximately 151,000,000 million shares of Class A Common Stock would, therefore, be available for issuance from time to time thereafter for any proper corporate purpose, including stock splits, stock dividends, acquisitions, corporate restructurings, financings and benefit programs. No further action or authorization by the shareholders would be necessary prior to the issuance of the additional Class A Common Stock authorized pursuant to the Reclassification Amendment unless applicable laws or NYSE regulations would require such approval in a particular case. However, the Company does not have any agreements, understandings, arrangements or plans that would result in the issuance of Class A Common Stock, except in relation to existing employee benefit plans.

     Shareholder Information. The Company will deliver to the holders of the Class A Common Stock after the Effective Date the same proxy statements, annual reports and other information and reports as it currently delivers to holders of Class A Common Stock and to holders of Class B Common Stock.

CERTAIN EFFECTS OF THE PROPOSAL

     Effects on Relative Ownership Interest and Voting Power. The relative ownership interest of each holder of Common Stock will be the same immediately after effectiveness of the Reclassification Amendment as it was immediately prior thereto. The relative voting power of each current holder of Class A Common Stock will be diluted by more than 50%, assuming the holder owns no Class B Common Stock. However, the Reclassification Amendment will not alter George P. Mitchell's current control of the Company through his ability to elect the entire Board of Directors.

     Effect on Market Price. The market price of Class A Common Stock after the Effective Date will depend, as before the adoption of the Reclassification Amendment, on many factors, including, among others, the future performance of the Company, changes in the regulatory environment, market liquidity of the Class A Common Stock, general market conditions and conditions relating to other companies in the energy industry. Accordingly, the Company cannot predict the prices at which the Class A Common Stock will trade following the Effective Date, just as the Company could not predict the prices at which the two existing classes of Common Stock would trade absent the Proposal. The Company expects, however, that, at the Effective Date, the total market value of the Class A Common Stock will not differ materially from the total market value of the two existing classes of Common Stock.

     Effective on Trading Market. Upon effectiveness of the Reclassification Amendment, approximately 49,000,000 million shares of Class A Common Stock will be issued and outstanding. The Company expects that the market liquidity for its common shares immediately after the effectiveness of the Reclassification Amendment will be augmented, both because of the larger number of common shares outstanding and because institutional investors may be more inclined to acquire the shares. Relative market liquidity in the future may be affected, however, by the extent to which the Company issues additional shares of, or repurchases shares of, Class A Common Stock.

     Effect on Earnings Per Share. Implementation of the Proposal will permit the Company to cease reporting separate earnings per share amounts for Class A and Class B Common Stock, thereby eliminating a current source of confusion among shareholders, securities' analysts, the financial media and other members of the financial community.

     Federal Income Tax Consequences. The Company's shareholders will not recognize a taxable gain or loss upon the reclassification of Class B Common Stock as Class A Common Stock.

     Each Class B Common Stockholder's tax basis in, and holding period for, his shares of Class B Common Stock prior to the reclassification will carry over to the shares of Class A Common Stock received by him pursuant to the Reclassification Amendment.

     Neither the Class A Common Stock nor the Class B Common Stock received by shareholders pursuant to the Proposal will constitute "section 306 stock" within the meaning of section 306(c) of the Internal Revenue Code of 1986, as amended (the "Code").

     The Company believes that the foregoing discussion is a fair and accurate summary of the material federal income tax consequences to the Company's shareholders with respect to the Proposal, based on the current provisions of the Code, applicable Treasury Regulations, judicial authority and administrative rulings and practice. This discussion, however, does not consider any aspects of state, local or foreign taxation. Further, this discussion assumes that all of the Company's Class B Common Stockholders have held their shares of Class B Common Stock as capital assets. Legislative, judicial or administrative changes or interpretations may be forthcoming that could alter or modify the statements and conclusions set forth herein. Any such changes or interpretations may or may not be retroactive. Shareholders, therefore, are urged to seek the advice of their own tax counsel on these matters.

     Resale of Common Stock. Shares of Class A Common Stock received as a result of the reclassification of the Class B Common Stock, other than any such shares held by affiliates of the Company within the meaning of the Securities Act of 1933, may be offered for resale and resold without registration under the Securities Act of 1933. Affiliates of the Company, including George P. Mitchell, generally will continue to be subject to the restrictions on resale, including the volume limitations and manner of sale conditions, specified in Rule 144 under the Securities Act of 1933.

     Effects on Employee Benefit Plans. The reclassification is not expected to have any material impact on the Company's stock option plans, its 1997 Bonus Unit Plan, its thrift and savings plan or any other employee benefit plan. However, technical amendments to some of these plans may be necessary to conform their provisions to the results of the reclassification.

FINANCIAL INFORMATION

     The Company believes that its shareholders can exercise prudent judgment with respect to the decision whether to vote for adoption of the Reclassification Amendment without reference to financial statements of the Company. The fiscal 2000 audited consolidated financial statements of the Company are contained in its Annual Report to Stockholders, which has been mailed to all shareholders entitled to vote at the Annual Meeting. In addition, the Company will provide without charge to any shareholder, on the request of such shareholder, an additional copy of such Annual Report. Written or oral requests for such copies should be directed to the Public Affairs Department, Mitchell Energy & Development Corp., P. O. Box 4000, The Woodlands, Texas 77387-4000, telephone number (713) 377-5650. In addition, such copies can be accessed on the Company's website at www.mitchellenergy.com.

VOTE REQUIRED; RECOMMENDATION OF THE BOARD

     The Texas Business Corporation Act requires the affirmative vote of the holders of at least two-thirds of the outstanding shares of both the Class A Common Stock and the Class B Common Stock entitled to vote thereon for adoption of the Reclassification Amendment. THE BOARD OF DIRECTORS RECOMMENDS THAT ALL SHAREHOLDERS VOTE "FOR" ADOPTION OF THE RECLASSIFICATION AMENDMENT.

          PROPOSAL 3 -- APPOINTMENT OF INDEPENDENT PUBLIC ACCOUNTANTS

     The Board of Directors of the Company proposes the appointment of Arthur Andersen LLP, independent public accountants, to audit the financial statements of the Company for the fiscal year ending January 31, 2001. If the stockholders do not appoint Arthur Andersen LLP, the selection of independent public accountants will be made by the Board of Directors, and Arthur Andersen LLP may at that time be considered for such appointment.

     Arthur Andersen LLP has served as the Company's independent public accountants continuously since 1973. Representatives of Arthur Andersen LLP will be present at the Annual Meeting of Stockholders and shall be accorded the opportunity to make a statement if they so desire, and will also be available to respond to appropriate questions from stockholders.

                             STOCKHOLDER PROPOSALS

     To permit the Company and its stockholders to deal with stockholder proposals in an informed and orderly manner, the Bylaws establish an advance notice procedure with regard to the nomination (other than by or at the direction of the Board of Directors) of candidates for election to the Board of Directors and with regard to certain matters to be brought before an Annual Meeting of Stockholders. In general, written notice must be received by the Secretary of the Company not less than 20 days nor more than 60 days prior to the meeting and must contain certain specified information concerning the person to be nominated or the matters to be brought before the meeting as well as the stockholder submitting the proposal. A copy of the applicable Bylaw provisions may be obtained, without charge, upon written request to the Secretary of the Company at the address set forth on page 1 of this Proxy Statement.

     In order to be included in the proxy materials for the 2001 Annual Meeting, stockholder proposals must be received by the Company on or before January 25, 2001.

                                 OTHER MATTERS

     The Board of Directors does not know of any other matter to be brought before the Annual Meeting other than those mentioned above. However, if any other matters should be properly presented to the meeting for action by the stockholders or should otherwise come before the meeting, it is intended that the holders of the proxies with discretionary authority to vote on such other matters will vote thereon in their discretion.

                                            By Order of the Board of Directors,

                                            /s/ THOMAS P. BATTLE

                                            Secretary

                                                                       EXHIBIT A
                              PROPOSED AMENDMENTS
                                       TO
                       RESTATED ARTICLES OF INCORPORATION
                                       OF

                      MITCHELL ENERGY & DEVELOPMENT CORP.

     Article Four, as proposed to be amended, would read as set forth below. Basically, paragraph 1 of existing Article Four respecting Preferred Stock would be virtually unchanged, while the balance of the Article would be substantially rewritten.

                                  ARTICLE FOUR

                               AUTHORIZED SHARES

     The total number of shares of all classes of capital stock which the corporation shall have authority to issue is 210,000,000 shares, consisting of 10,000,000 shares of Preferred Stock of the par value of $0.10 each, and 200,000,000 shares of Class A Common Stock of the par value of $0.10 each (the Class A Common Stock being sometimes referred to as the "Common Stock").

                    RECLASSIFICATION OF CLASS B COMMON STOCK

     Upon these Articles of Amendment to the Restated Articles of Incorporation becoming effective pursuant to the Texas Business Corporation Act (the "Effective Time") and without any further action on the part of the corporation or its shareholders, each share of the corporation's Class B Common Stock, $0.10 par value (the "Class B Stock"), then issued (including shares held in the treasury of the corporation) shall automatically be reclassified, changed and converted into one fully paid and nonassessable share of Class A Common Stock.

     After the Effective Time, each holder of an outstanding certificate theretofore representing Class B Stock (a "Class B Stock Certificate") shall surrender such certificate to ChaseMellon Shareholder Services or another bank designated by the corporation to act as the Exchange Agent (herein so called). As soon as practicable after the surrender to the Exchange Agent of a Class B Stock Certificate, together with a duly executed transmittal letter and any other documents the Exchange Agent may specify, the Exchange Agent shall distribute to the person in whose name such certificate has been issued a certificate registered in the name of such person representing the same number of shares of Class A Common Stock as the number of shares of Class B Stock previously represented by the surrendered certificate. Until surrendered as contemplated by the preceding sentence, each Class B Stock Certificate shall be deemed at and after the Effective Time to represent the number of shares of Class A Common Stock contemplated by the preceding sentence, except as specified in the next succeeding paragraph in relation to dividends or other distributions.

     No dividend or other distribution declared or made with respect to the Class A Common Stock with a record date after the Effective Time shall be paid to the holder of any unsurrendered Class B Stock Certificate with respect to the shares of Class A Common Stock issuable upon surrender thereof until the holder of such Class B Stock Certificate shall surrender such certificate to the Exchange Agent in accordance with the next preceding paragraph. Subject to the effect of applicable law, following surrender of any such Class B Stock Certificate there shall be paid, without interest, to the record holder of each certificate representing shares of Class A Common Stock issued in exchange therefor: (i) at the time of such surrender, the amount of dividends or other distributions with a record date after the Effective Time theretofore paid with respect to such shares of Class A Common Stock and (ii) at the appropriate payment date, the amount of dividends or other distributions with a record date after the Effective Time but prior to surrender of such Class B Stock Certificate and a payment date subsequent to such surrender payable with respect to such shares of Class A Common Stock.

     No service changes, brokerage commissions or transfer taxes shall be payable by any holder of any Class B Stock Certificate, except that, if any certificates for Class A Common Stock are to be issued in a name other than that in which the Class B Stock Certificates surrendered are registered, it shall be a condition of such issuance that (i) the person requesting such issuance shall pay to the corporation any transfer taxes payable by reason thereof (or of any prior transfer of such surrendered certificate) or establish to the satisfaction of the corporation that such taxes have been paid or are not payable, and (ii) such surrendered certificate be properly endorsed and otherwise be in proper form for transfer. The corporation may impose such other reasonable conditions upon the exchange of certificates as it may deem to be necessary or desirable and as are consistent with the provisions of this Article Four.

     Upon the submission to the Exchange Agent of each Class B Stock Certificate, the same shall forthwith be canceled.

                        DESCRIPTION OF DIFFERENT CLASSES

     The descriptions of the different classes of capital stock of the corporation and the designations, preferences, limitations and relative rights thereof are as follows:

          1. Preferred Stock. The Preferred Stock may be divided into and issued in one or more series as herein provided, each series to be so designated as to distinguish the shares thereof from the shares of all other series and classes. The Board of Directors is hereby vested with the authority to establish and designate such series from time to time and, within the limitations prescribed by law or set forth herein, to fix and determine the number, the preferences, limitations and relative rights, including voting rights, of the authorized shares of any series so established, and to increase or decrease the number of shares within each such series; provided, however, that the Board of Directors may not decrease the number of shares within a series below the number of shares within such series that is then issued. The Board of Directors shall exercise such authority by the adoption of a resolution or resolutions as prescribed by law. The Preferred Stock of all series shall be identical, except as to the following preferences, limitations and relative rights, as to which there may be variations between different series:

             (a) The rate at which dividends, if any, are to accrue with respect to the shares of such series and the dates, terms and other conditions on which such dividends shall be payable;

             (b) The nature of any dividends payable with respect to the shares of such series as cumulative, noncumulative or partially cumulative;

             (c) Whether the shares of such series shall be subject to redemption by the corporation, and, if made subject to such redemption, the price at and the terms and conditions on which the shares of such series may be redeemed;

             (d) The rights and preferences, if any, of the holders of the shares of such series upon the liquidation, dissolution or winding up of the affairs of, or upon any distribution of the assets of, the corporation, which amount may vary depending upon whether such liquidation, dissolution or winding up is voluntary or involuntary and, if voluntary, may vary at different dates, and the status of the shares of such series as participating or nonparticipating after the satisfaction of any such rights and preferences;

             (e) Any requirements as to, and the terms and amount of, any sinking fund or purchase fund for, or the redemption, purchase or other retirement by the corporation of, the shares of such series;

             (f) The right, if any, to exchange or convert the shares of such series into (i) shares of any other series of the Preferred Stock or, to the extent permitted by law, into shares of any other class of capital stock of the corporation ranking on a parity with or junior to the Preferred Stock as to dividends or distribution of assets upon liquidation ("Junior Stock") or into other securities of the corporation or (ii) shares of capital stock or other securities of another corporation, and the rate or basis, time, manner and conditions of exchange or conversion or the method by which the same shall be determined;

             (g) The extent, if any, to which the holders of the shares of such series shall be entitled to vote as a class or otherwise with respect to any matter presented for that purpose to the shareholders of the corporation;

             (h) Any obligation of the corporation to repurchase any or all shares of such series; and

             (i) Any other relative rights and preferences of the shares of such series consistent with these Articles of Incorporation and applicable law.

             The terms of any series of Preferred Stock may be amended without consent of the holders of any other series of Preferred Stock or of any class of Junior Stock, provided such amendment does not adversely affect the holders of such other series of Preferred Stock or any class of Junior Stock. Shares of any series of Preferred Stock which have been issued and reacquired in any manner and are not held as treasury shares, including shares redeemed by purchase (whether through the operation of a retirement or sinking fund or otherwise), will have the status of authorized and unissued Preferred Stock and may be reissued as a part of the series of which they were originally a part or may be reclassified into and reissued as a part of a new series.

          2. Common Stock. Except as otherwise provided by law or by any resolution adopted by the Board of Directors fixing relative rights and preferences of any series of Preferred Stock, the entire voting power of the shares of the corporation for the election of directors and for all other purposes, as well as all other rights appertaining to shares of the corporation, shall be vested exclusively in the Common Stock. Each share of Common Stock shall have one vote upon all matters to be voted on by the holders of the Common Stock, and shall be entitled to participate equally in all dividends payable with respect to the Common Stock and to share ratably, subject to the rights and preferences of the Preferred Stock, in all assets of the corporation in the event of any voluntary or involuntary liquidation, dissolution or winding up of the affairs of the corporation, or upon any distribution of the assets of the corporation.

                      MITCHELL ENERGY & DEVELOPMENT CORP.

                                [MITCHELL LOGO]

                              CLASS A COMMON STOCK
                                     PROXY

                      MITCHELL ENERGY & DEVELOPMENT CORP.

                    PROXY SOLICITED BY BOARD OF DIRECTORS FOR
            ANNUAL MEETING OF STOCKHOLDERS TO BE HELD JUNE 28, 2000


         The undersigned hereby appoints Bernard F. Clark and Thomas P. Battle, or either of them, as Proxies, with power of substitution, and authorizes them, or either of them, to represent the undersigned at the Annual Meeting of Stockholders of Mitchell Energy & Development Corp. to be held on June 28, 2000, or any adjournment thereof, and to vote as follows the number of shares which the undersigned would be entitled to vote if personally present.

         This Proxy will be voted in accordance with your instructions or, if no instructions are indicated, will be voted for the election of all nominees as directors, in favor of the adoption of the proposed amendment to the Company's Articles of Incorporation, in favor of the appointment of Arthur Andersen LLP as the Company's independent public accountants, and in accordance with the discretion of the person voting it with respect to any other business properly before the meeting.


                (CONTINUED AND TO BE SIGNED ON THE REVERSE SIDE)

-------------------------------------------------------------------------------
                            o FOLD AND DETACH HERE o


THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" ALL NOMINEES IN PROPOSAL 1 AND "FOR" PROPOSALS 2 AND 3.            PLEASE MARK
                                                                                                                  YOUR VOTE AS   [X]
                                                                                                                  INDICATED IN
                                                                                                                  THIS EXAMPLE



1. Election of Directors

                                            WITHHOLD         NOMINEES:  Robert W. Baldwin, Bernard F. Clark, William D. Eberle,
               FOR all nominees listed      AUTHORITY        Shaker A. Khayatt, Ben F. Love, George P. Mitchell, J. Todd Mitchell,
               (except as indicated to    to vote for all    M. Kent Mitchell, and W. D. Stevens.
                    the contrary)        nominees listed
                                                             To withhold authority to vote for any individual nominee,
                         [ ]                   [ ]           write that nominee's name in the space provided below:

                                                             ---------------------------------------------------------------------

2. The adoption of the proposed amendment to the Company's Articles of   4. In their discretion, the Proxies are authorized to vote
   Incorporation                                                            on such other business as may properly come before the
                                                                            meeting.
            FOR  AGAINST  ABSTAIN
                                                                                                  I PLAN TO ATTEND THE MEETING.  [ ]
            [ ]    [ ]      [ ]

3. The appointment of Arthur Andersen LLP as the Company's independent public accountants.

            FOR  AGAINST  ABSTAIN

            [ ]    [ ]      [ ]


Signature                                                Signature                                               Date
          --------------------------------------------             --------------------------------------------      ---------------
NOTE: Please sign as name appears herein. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such.
------------------------------------------------------------------------------------------------------------------------------------
                                                     o FOLD AND DETACH HERE o

                              CLASS B COMMON STOCK
                                     PROXY

                      MITCHELL ENERGY & DEVELOPMENT CORP.

                    PROXY SOLICITED BY BOARD OF DIRECTORS FOR
           ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON JUNE 28, 2000


         The undersigned hereby appoints Bernard F. Clark and Thomas P. Battle, or either of them, as Proxies, with power of substitution, and authorizes them, or either of them, to represent the undersigned at the Annual Meeting of Stockholders of Mitchell Energy & Development Corp. to be held on June 28, 2000, or any adjournment thereof, and to vote as follows the number of shares which the undersigned would be entitled to vote if personally present.

         This Proxy will be voted in accordance with your instructions or, if no instructions are indicated, will be voted in favor of the adoption of the proposed amendment to the Company's Articles of Incorporation.


                (CONTINUED AND TO BE SIGNED ON THE REVERSE SIDE)

-------------------------------------------------------------------------------
                            o FOLD AND DETACH HERE o

THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" THE PROPOSAL TO AMEND THE COMPANY'S ARTICLES OF INCORPORATION.     PLEASE MARK
                                                                                                                  YOUR VOTE AS   [X]
                                                                                                                  INDICATED IN
                                                                                                                  THIS EXAMPLE

The adoption of the proposed amendment to the Company's Articles of Incorporation.

             FOR AGAINST ABSTAIN
                                                                                                   I PLAN TO ATTEND THE MEETING. [ ]
             [ ]   [ ]     [ ]






Signature                                                Signature                                               Date
          --------------------------------------------             --------------------------------------------      ---------------
NOTE: Please sign as name appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such.
------------------------------------------------------------------------------------------------------------------------------------
                                                     o FOLD AND DETACH HERE o